Exhibit 99.2

BeiGene Presents Clinical Data on Pamiparib in Chinese Patients with Ovarian Cancers or Triple-Negative Breast Cancer at the American Association for Cancer Research Annual Meeting

BEIJING, China and CAMBRIDGE, Mass., April 16, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ:BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today announced that preliminary clinical data from an ongoing Phase 1 trial of its investigational PARP inhibitor pamiparib in Chinese patients with locally advanced or metastatic high-grade non-mucinous ovarian cancer (HGOC), including fallopian cancer, or triple-negative breast cancer (TNBC), who had disease progression following at least one line of chemotherapy were presented at the 2018 American Association for Cancer Research (AACR) Annual Meeting, being held in Chicago. Data presented from the dose-escalation phase of the ongoing Phase 1 trial confirmed the recommended Phase 2 dose (RP2D) of 60mg twice daily (BID) in Chinese patients and demonstrated that pamiparib showed antitumor activity and was generally well tolerated in these patients.

“In these heavily pre-treated patients with ovarian and breast cancers, the preliminary results support the recommended pamiparib dosing regimen and demonstrated antitumor activity, including partial responses in platinum-resistant or refractory patients with ovarian cancer. We saw no dose-limiting toxicities and found pamiparib to be generally well tolerated among these patients,” said Binghe Xu, M.D., Director of the Department of Medical Oncology, at the Cancer Hospital, Chinese Academy of Medical Sciences in Beijing, China, and the lead author of the poster presentation.

“In China, there are no currently approved PARP inhibitors, yet there are an aggregate of approximately 75,000 new cases of ovarian cancer1 and triple-negative breast cancer diagnosed each year1,2, and it is estimated that between 25 and 30 percent of ovarian cancer3 and between 15 and 204 percent of triple-negative breast cancer patients harbor a germline mutation in BRCA1/2 and therefore may benefit from a PARP inhibitor. We look forward to advancing pamiparib’s development in China as well as initiating a global Phase 3 trial,” commented Amy Peterson, M.D., Chief Medical Officer for Immuno-Oncology of BeiGene.

Summary of Results from the Ongoing Phase 1 Trial

This open-label, multi-center Phase 1 dose-escalation trial of pamiparib (NCT03333915) was designed to confirm RP2D and to evaluate its safety, tolerability and antitumor activity in Chinese patients with locally advanced or metastatic HGOC, including fallopian and primary peritoneal cancer, or patients with TNBC. Patients were dosed at 20mg, 40mg, or 60mg BID. As of September 25, 2017, 15 female patients were enrolled, nine with HGOC and six with TNBC. Nine patients received four or more prior lines of therapies. All nine patients with HGOC were platinum-resistant (n=8) or refractory (n=1). Seven patients had a confirmed BRCA1/2 mutation (BRCAm), including five patients with HGOC and two patients with TNBC and the remaining patients had BRCA 1/2 wildtype (BRCA-WT). The median duration of treatment was 2.5 months (range: 8-260 days).

Pamiparib was shown to be generally well tolerated. No dose-limiting toxicities were reported across the dose range, with RP2D confirmed as 60mg BID. Asthenia (n=12) and nausea (n=12) were the most commonly reported treatment-emergent adverse events (AE). Severity of all adverse events was grade 3 or less. Overall, three patients experienced a serious AE (grade 2 abdominal infection, n=1; grade 3 pleural effusion, n=1; grade 3 ileus, n=1), none of which were considered related to treatment. Two of the serious AEs led to treatment withdrawal (abdominal infection, n=1; pleural effusion, n=1).

As of September 25, 2017, 13 of the 15 patients were evaluable for antitumor activity; five patients remained on treatment. Two of the nine HGOC patients achieved a confirmed partial response including one platinum-refractory patient with BRCA wildtype status and one platinum-resistant patient with BRCA1/2 mutation, six HGOC patients had stable disease (BRCAm, n=4 and BRCA-WT, n=2) and one patient discontinued before the first radiographic assessment. Of the six treated TNBC patients, five (BRCAm, n=1, BRCA-WT, n=4) experienced disease progression and one patient (BRCAm) discontinued before the first radiographic assessment. Four of these evaluable TNBC patients were BRCA-WT and all experienced disease progression during the previous platinum-based chemotherapy.

About Pamiparib

Pamiparib (BGB-290) is an investigational inhibitor of PARP1 and PARP2 which has demonstrated pharmacological properties such as brain penetration and PARP–DNA complex trapping in preclinical models. Pamiparib is being evaluated in a pivotal clinical trial in China. It is currently in global clinical development as a monotherapy, and in combination with other agents, including BeiGene’s investigational anti-PD1 antibody, tislelizumab (BGB-A317), for a variety of solid tumor malignancies.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 900 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azaciditine) in China under a license from Celgene Corporation.5

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of pamiparib and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to pamiparib.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene's ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact

Lucy Li, Ph.D.
+1 781-801-1800
ir@beigene.com

Media Contact

Liza Heapes
+1 857-302-5663
media@beigene.com

1  Chen et al., CA Cancer J Clin, 2016.

2 Li et al, Asian Pac J Cancer Prev, 2013.

3 BeiGene market research

4 Engel et al., BMC Cancer, 2018.

5 ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.